Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Albert J. Wang
	777 N. Broadway		(626) 279-3695
Los Angeles, CA 90012

Cathay General Bancorp Announces First Quarter 2026 Results

Los Angeles, Calif., April 22, 2026: Cathay General Bancorp (the “Company”, “we”, “us”, or “our”) (Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended March 31, 2026. The Company reported net income of $86.9 million, or $1.29 per diluted share, for the first quarter of 2026 compared to $90.5 million, or $1.33 per diluted share for the fourth quarter of 2025.

“Our ability to expand net interest margin while keeping deposit costs contained underscores the strength of our franchise and the loyalty of our customers.” commented Chang M. Liu, President and Chief Executive Officer of the Company. “Although loan growth did not meet our earlier expectations, we are intentionally choosing to prioritize credit quality and deepen customer relationships rather than chase volume in a period of heightened geopolitical uncertainty. This disciplined approach positions us well for sustainable performance.”

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$86.9 million	$90.5 million	$69.5 million
Basic earnings per common share	$1.30	$1.34	$0.99
Diluted earnings per common share	$1.29	$1.33	$0.98
Return on average assets	1.47%	1.49%	1.22%
Return on average total stockholders' equity	11.88%	12.27%	9.84%
Efficiency ratio	40.35%	41.36%	45.60%

FIRST QUARTER HIGHLIGHTS

●	Net interest margin increased to 3.43% during the first quarter from 3.36% in the fourth quarter of 2025.
●	Total loans, excluding loans held for sale, increased to $20.17 billion, or 0.14%, from $20.15 billion in the fourth quarter of 2025.
●

We completed the $150.0 million share repurchase program previously announced in June 2025 and the Board approved an additional $150.0 million buyback program, subject to regulatory approval, which is currently pending1/.

1/

There can be no assurance if and when such regulatory approval will be received, but the company will announce the commencement of such additional buyback program if and when such approval is received.

INCOME STATEMENT REVIEW

FIRST QUARTER 2026 COMPARED TO THE FOURTH QUARTER 2025

Net income for the quarter ended March 31, 2026, was $86.9 million, a decrease of $3.6 million, or 4.0%, compared to net income of $90.5 million for the fourth quarter of 2025. Diluted earnings per share for the first quarter of 2026 was $1.29 per share compared to $1.33 per share for the fourth quarter of 2025.

Return on average stockholders’ equity was 11.88% and return on average assets was 1.47% for the quarter ended March 31, 2026, compared to a return on average stockholders’ equity of 12.27% and a return on average assets of 1.49% in the fourth quarter of 2025.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $0.8 million, or 0.4%, to $194.2 million during the first quarter of 2026, compared to $195.0 million in the fourth quarter of 2025. The decrease was due primarily to a decrease in interest income from loans and securities, partially offset by a decrease in deposit interest expense.

The net interest margin was 3.43% for the first quarter of 2026 compared to 3.36% for the fourth quarter of 2025.

For the first quarter of 2026, the yield on average interest-earning assets was 5.70%, the cost of funds on average interest-bearing liabilities was 2.99%, and the cost of average interest-bearing deposits was 2.96%. In comparison, for the fourth quarter of 2025, the yield on average interest-earning assets was 5.74%, the cost of funds on average interest-bearing liabilities was 3.14%, and the cost of average interest-bearing deposits was 3.12%. The decrease in the cost of funds on average interest-bearing liabilities resulted mainly from lower interest rates on deposits driven by the lower repricing of maturing time deposits in the first quarter. The decrease in the yield on average interest-earning assets resulted mainly from lower interest rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.71% for the first quarter of 2026, compared to 2.60% for the fourth quarter of 2025.

Provision for credit losses

The Company recorded a provision for credit losses of $18.2 million in the first quarter of 2026 compared to $17.2 million in the fourth quarter of 2025. As of March 31, 2026, the allowance for loan losses increased by $12.9 million to $208.8 million, or 1.03% of gross loans, compared to $195.9 million, or 0.97% of gross loans as of December 31, 2025.

The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$7,971	$5,467	$2,344
Real estate loans (1)	1,385	409	—
Total charge-offs	9,356	5,876	2,344
Recoveries:
Commercial loans	7,078	517	270
Real estate loans (1)	155	3	97
Total recoveries	7,233	520	367
Net charge-offs	$2,123	$5,356	$1,977

(1) Real estate loans include commercial real estate loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wealth management fees, and other sources of fee income, was $20.7 million for the first quarter of 2026, a decrease of $7.1 million, or 25.5%, compared to $27.8 million for the fourth quarter of 2025. The decrease was primarily due to an impairment loss of $15.7 million on available-for-sale investment securities in connection with the Company’s decision to sell certain impaired securities within that portfolio. The decrease was offset by an increase of $7.6 million in gains from equity securities, when compared to the fourth quarter of 2025.

Non-interest expense

Non-interest expense decreased $5.5 million, or 6.0%, to $86.7 million in the first quarter of 2026 compared to $92.2 million in the fourth quarter of 2025. The decrease in non-interest expense in the first quarter of 2026 was primarily due to a decrease of $2.9 million in salaries and employee benefits, a decrease of $4.5 million in amortization expense of investments of low income housing and alternative energy partnerships offset, in part, by an increase of $1.5 million in other real estate owned expense, when compared to the fourth quarter of 2025. The efficiency ratio, defined as non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income, was 40.35% in the first quarter of 2026 compared to 41.36% for the fourth quarter of 2025.

Income taxes

The effective tax rate for the first quarter of 2026 was 20.98% compared to 20.23% for the fourth quarter of 2025. The effective tax rate for the first quarter of 2026 and fourth quarter of 2025 includes the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $20.17 billion as of March 31, 2026, an increase of $27.4 million, or 0.14%, from $20.15 billion as of December 31, 2025. The increase was primarily due to an increase of $98.0 million, or 3.1%, in commercial loans, $24.0 million, or 0.2%, in commercial real estate loans, and $6.7 million, or 3.0%, in equity lines of credit offset, in part, by a decrease of $53.6 million, or 0.9%, in residential real estate loans, and $48.5 million, or 14.4%, in construction loans.

The loan balances and composition as of March 31, 2026, compared to December 31, 2025, and March 31, 2025, are presented below:

	March 31, 2026	December 31, 2025	March 31, 2025
	(In thousands) (Unaudited)
Commercial loans	$3,282,557	$3,184,556	$2,998,423
Construction loans	289,042	337,550	332,729
Commercial real estate loans	10,588,726	10,564,744	10,160,934
Residential mortgage loans	5,778,531	5,832,094	5,623,564
Equity lines	233,140	226,444	231,184
Installment and other loans	2,593	1,814	6,169
Gross loans	$20,174,589	$20,147,202	$19,353,003

Allowance for loan losses	(208,786)	(195,911)	(173,936)
Unamortized deferred loan fees	(14,164)	(14,903)	(11,657)
Total loans held for investment, net	$19,951,639	$19,936,388	$19,167,410

Loans held for sale	$6,902	$—	$11,759

Total deposits were $20.68 billion as of March 31, 2026, a decrease of $218.5 million, or 1.0%, from $20.89 billion as of December 31, 2025.

The deposit balances and composition as of March 31, 2026, compared to December 31, 2025, and March 31, 2025, are presented below:

	March 31, 2026	December 31, 2025	March 31, 2025
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$3,399,461	$3,505,606	$3,361,245
NOW deposits	2,336,121	2,370,047	2,131,445
Money market deposits	3,701,873	3,800,471	3,423,953
Savings deposits	1,518,300	1,500,890	1,266,561
Time deposits	9,719,892	9,717,153	9,634,324
Total deposits	$20,675,647	$20,894,167	$19,817,528

ASSET QUALITY REVIEW

As of March 31, 2026, total non-accrual loans were $89.0 million, a decrease of $23.4 million, or 20.8%, from $112.4 million as of December 31, 2025.

The allowance for loan losses was $208.8 million and the allowance for off-balance sheet unfunded credit commitments was $15.6 million as of March 31, 2026. The allowances represent the amount estimated by management to be appropriate to absorb expected credit losses inherent in the loan portfolio, including unfunded credit commitments. The allowance for loan losses represented 1.03% of period-end gross loans, and 220.95% of non-performing loans as of March 31, 2026. The comparable ratios were 0.97% of period-end gross loans, and 172.82% of non-performing loans as of December 31, 2025.

The changes in non-performing assets as of March 31, 2026, compared to December 31, 2025, and March 31, 2025, are presented below:

(In thousands) (Unaudited)	March 31, 2026	December 31, 2025	% Change	March 31, 2025	% Change
Non-performing assets
Accruing loans past due 90 days or more	$5,491	$1,000	449	$595	823

Non-accrual loans:
Commercial real estate loans	51,091	59,511	(14)	76,802	(33)
Commercial loans	7,665	21,498	(64)	53,362	(86)
Residential mortgage loans	30,248	31,354	(4)	24,462	24
Total non-accrual loans:	$89,004	$112,363	(21)	$154,626	(42)
Total non-performing loans	94,495	113,363	(17)	155,221	(39)
Other real estate owned	33,436	30,336	10	18,484	81
Total non-performing assets	$127,931	$143,699	(11)	$173,705	(26)

Allowance for loan losses	$208,786	$195,911	7	$173,936	20
Allowance for off-balance sheet credit commitments	$15,637	$12,441	26	$11,028	42
Allowance for credit losses	$224,423	$208,352	8	$184,964	21

Total gross loans outstanding, at period-end	$20,174,589	$20,147,202	—	$19,353,003	4

Allowance for loan losses to non-performing loans, at period-end	220.95%	172.82%		112.06%
Allowance for loan losses to gross loans, at period-end	1.03%	0.97%		0.90%
Allowance for credit losses to gross loans, at period-end	1.11%	1.03%		0.96%

The ratio of non-performing assets to total assets was 0.53% as of March 31, 2026, compared to 0.59% as of December 31, 2025. Total non-performing assets decreased $15.8 million, or 11.0%, to $127.9 million as of March 31, 2026, compared to $143.7 million as of December 31, 2025, primarily due to a decrease of $23.4 million, or 20.8%, in non-accrual loans, offset, in part, by an increase of $4.5 million, or 449.1% in accruing loans past due 90 days or more, and an increase of $3.1 million, or 10.2%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

As of March 31, 2026, the Company’s Tier 1 risk-based capital ratio of 13.46%, total risk-based capital ratio of 15.19%, and Tier 1 leverage capital ratio of 11.15%, calculated under the Basel III capital rules, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. As of December 31, 2025, the Company’s Tier 1 risk-based capital ratio was 13.27%, total risk-based capital ratio was 14.93%, and Tier 1 leverage capital ratio was 10.91%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its first quarter 2026 financial results this afternoon, Wednesday, April 22, 2026, at 2:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-833-816-1377 and enter Conference ID 10208393. The presentation accompanying this call and access to the live webcast is available on our site at www.cathaygeneralbancorp.com and a replay of the webcast will be archived for one year within 24 hours after the event.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is a publicly traded company (Nasdaq: CATY) and is the holding company for Cathay Bank, a California state-chartered bank.  Founded in 1962, Cathay Bank offers a wide range of financial services and currently operate over 60 branches across the United States in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch outlet in Hong Kong, and representative offices in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “predicts,” “potential,” “possible,” “optimistic,” “seeks,” “shall,” “should,” “will,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events, the potential for new or increased tariffs, trade restrictions or geopolitical tensions that could affect economic activity or specific industry sectors and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises and geopolitical events; including wars and armed conflicts, and their resulting economic impacts; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three months ended
(In thousands, except per share data)	March 31, 2026	December 31, 2025	March 31, 2025

Financial performance
Net interest income before provision for credit losses	$194,168	$195,013	$176,639
Provision for credit losses	18,193	17,200	15,500
Net interest income after provision for credit losses	175,975	177,813	161,139
Non-interest income	20,659	27,816	11,204
Non-interest expense	86,680	92,156	85,656
Income before income tax expense	109,954	113,473	86,687
Income tax expense	23,068	22,956	17,181
Net income	$86,886	$90,517	$69,506

Net income per common share:
Basic	$1.30	$1.34	$0.99
Diluted	$1.29	$1.33	$0.98
Cash dividends paid per common share	$0.38	$0.34	$0.34

Selected ratios
Return on average assets	1.47%	1.49%	1.22%
Return on average total stockholders’ equity	11.88%	12.27%	9.84%
Efficiency ratio	40.35%	41.36%	45.60%
Dividend payout ratio	29.28%	25.28%	34.32%

Yield analysis (Fully taxable equivalent)
Total interest-earning assets	5.70%	5.74%	5.89%
Total interest-bearing liabilities	2.99%	3.14%	3.46%
Net interest spread	2.71%	2.60%	2.43%
Net interest margin	3.43%	3.36%	3.25%

	March 31, 2026	December 31, 2025	March 31, 2025
Capital ratios
Tier 1 risk-based capital ratio	13.46%	13.27%	13.58%
Total risk-based capital ratio	15.19%	14.93%	15.19%
Tier 1 leverage capital ratio	11.15%	10.91%	11.06%

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)	March 31, 2026	December 31, 2025	March 31, 2025

Assets
Cash and due from banks	$135,540	$146,320	$175,027
Short-term investments and interest bearing deposits	1,069,943	1,278,089	1,209,487
Securities available-for-sale (amortized cost of $1,740,858 at March 31, 2026, $1,735,451 at December 31, 2025 and $1,535,896 at March 31, 2025)	1,678,140	1,658,223	1,434,040
Loans held for sale	6,902	—	11,759
Loans	20,174,589	20,147,202	19,353,003
Less: Allowance for loan losses	(208,786)	(195,911)	(173,936)
Unamortized deferred loan fees, net	(14,164)	(14,903)	(11,657)
Loans, net	19,951,639	19,936,388	19,167,410
Equity securities	69,202	51,886	30,238
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	33,436	30,336	18,484
Affordable housing investments and alternative energy partnerships, net	287,283	287,182	285,707
Premises and equipment, net	88,464	87,579	89,760
Customers’ liability on acceptances	5,409	4,385	12,678
Accrued interest receivable	94,570	96,993	95,755
Goodwill	375,696	375,696	375,696
Other intangible assets, net	2,450	2,683	3,101
Right-of-use assets- operating leases	34,737	34,187	30,021
Other assets	197,969	222,378	248,609
Total assets	$24,048,630	$24,229,575	$23,205,022

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing demand deposits	$3,399,461	$3,505,606	$3,361,245
Interest-bearing deposits:
NOW deposits	2,336,121	2,370,047	2,131,445
Money market deposits	3,701,873	3,800,471	3,423,953
Savings deposits	1,518,300	1,500,890	1,266,561
Time deposits	9,719,892	9,717,153	9,634,324
Total deposits	20,675,647	20,894,167	19,817,528

Advances from the Federal Home Loan Bank	—	—	95,000
Other borrowings for affordable housing investments	13,526	17,582	17,696
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	5,409	4,385	12,678
Lease liabilities - operating leases	36,581	36,102	32,120
Other liabilities	211,683	232,815	245,705
Total liabilities	21,061,982	21,304,187	20,339,863
Stockholders' equity	2,986,648	2,925,388	2,865,159
Total liabilities and equity	$24,048,630	$24,229,575	$23,205,022

Book value per common share	$44.60	$43.53	$40.91
Number of common shares outstanding	66,972,039	67,200,126	70,034,708

CATHAY GENERAL BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(In thousands, except share and per share data)
Interest and Dividend Income
Loan receivable, including loan fees	$298,935	$306,761	$293,984
Investment securities	12,983	13,505	12,103
Federal Home Loan Bank stock	874	380	379
Deposits with banks	10,118	12,106	12,929
Total interest and dividend income	322,910	332,752	319,395

Interest Expense
Time deposits	84,846	90,715	96,066
Other deposits	41,006	44,514	42,434
Advances from Federal Home Loan Bank	1,010	527	1,904
Long-term debt	1,829	1,956	2,020
Short-term borrowings	51	27	332
Total interest expense	128,742	137,739	142,756

Net interest income before provision for credit losses	194,168	195,013	176,639
Provision for credit losses	18,193	17,200	15,500
Net interest income after provision for credit losses	175,975	177,813	161,139

Non-Interest Income
Net gains/(losses) from equity securities	17,316	9,710	(4,191)
Impairment loss on investment securities	(15,685)	—	—
Letters of credit commissions	2,406	2,332	2,091
Depository service fees	2,014	1,885	1,752
Wealth management fees	7,102	6,364	6,169
Other operating income	7,506	7,525	5,383
Total non-interest income	20,659	27,816	11,204

Non-Interest Expense
Salaries and employee benefits	45,511	48,415	42,427
Occupancy expense	5,816	5,866	5,737
Computer and equipment expense	5,627	6,260	6,054
Professional services expense	7,782	7,996	7,448
Data processing service expense	4,015	4,438	4,406
FDIC and State assessments	2,447	2,023	3,399
Marketing expense	1,863	1,518	1,878
Other real estate owned expense	1,589	59	244
Amortization of investments in low income housing and alternative energy partnerships	6,740	11,232	9,054
Amortization of core deposit intangibles	218	217	250
Other operating expense	5,072	4,132	4,759
Total non-interest expense	86,680	92,156	85,656

Income before income tax expense	109,954	113,473	86,687
Income tax expense	23,068	22,956	17,181
Net income	$86,886	$90,517	$69,506
Net income per common share:
Basic	$1.30	$1.34	$0.99
Diluted	$1.29	$1.33	$0.98

Cash dividends paid per common share	$0.38	$0.34	$0.34
Basic average common shares outstanding	67,040,473	67,681,571	70,379,835
Diluted average common shares outstanding	67,387,657	67,988,945	70,679,640

CATHAY GENERAL BANCORP

AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

	Three months ended
(In thousands)(Unaudited)	March 31, 2026		December 31, 2025		March 31, 2025
	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Interest-earning assets:
Loans (1)	$20,163,694	6.01%	$20,103,677	6.05%	$19,332,602	6.17%
Taxable investment securities	1,670,914	3.15%	1,653,908	3.24%	1,457,724	3.37%
FHLB stock	17,250	20.56%	17,250	8.75%	17,250	8.92%
Deposits with banks	1,128,168	3.64%	1,229,444	3.91%	1,202,304	4.36%
Total interest-earning assets	$22,980,026	5.70%	$23,004,279	5.74%	$22,009,880	5.89%

Interest-bearing liabilities:
Interest-bearing demand deposits	$2,341,354	1.43%	$2,305,316	1.58%	$2,142,241	1.68%
Money market deposits	3,670,457	3.00%	3,668,083	3.15%	3,382,292	3.43%
Savings deposits	1,514,129	1.51%	1,518,094	1.62%	1,289,628	1.57%
Time deposits	9,688,896	3.55%	9,727,542	3.70%	9,582,826	4.07%
Total interest-bearing deposits	$17,214,836	2.96%	$17,219,035	3.12%	$16,396,987	3.43%
Other borrowed funds	128,265	3.35%	71,474	3.07%	215,021	4.22%
Long-term debt	119,136	6.23%	119,136	6.51%	119,136	6.88%
Total interest-bearing liabilities	$17,462,237	2.99%	$17,409,645	3.14%	$16,731,144	3.46%

Non-interest-bearing demand deposits	3,352,409		3,484,027		3,305,149

Total deposits and other borrowed funds	$20,814,646		$20,893,672		$20,036,293

Total average assets	$24,040,352		$24,089,037		$23,187,863
Total average equity	$2,965,655		$2,927,541		$2,864,709
Net interest spread		2.71%		2.60%		2.43%
Net interest margin		3.43%		3.36%		3.25%

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CATHAY GENERAL BANCORP

GAAP to NON-GAAP RECONCILIATION

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited)

The Company uses certain non-GAAP financial measures including tangible book value (“TBV”), tangible book value per share (“TBV/Share”), tangible assets, tangible common equity (“TCE”) ratio, the return on average tangible common stockholders’ equity (“ROATCE”), and the Adjusted efficiency ratio. We believe these non-GAAP financial measures provide investors with information useful in understanding its financial position, results of operations, the strength of its capital position, and overall business performance. These non-GAAP financial measures are used for performance measurement purposes, as well as for internal planning and forecasting, and by securities analysts, investors, and other interested parties to assess peer company operating performance. These non-GAAP financial measures should not be considered a substitute for GAAP-basis financial measures. Because non-GAAP financial measures are not standardized, it may not be possible to compare these with other companies that present financial measures having the same or similar names. The Company strongly encourages investors to review its consolidated financial statements in their entirety and to not rely on any single financial measure.

TBV represents stockholders’ equity less goodwill and other intangible assets. TBV/share represents TBV divided by the number of common shares outstanding at the end of the reporting period. The TCE ratio represents TBV divided by total assets less goodwill and other intangible assets. ROATCE is calculated using net income adjusted for the tax-effected amortization of intangible assets, as a percentage of average stockholders’ equity less average goodwill and other intangible assets.

		As of
($ In thousands, except share and per share data)		March 31, 2026	December 31, 2025	March 31, 2025
		(Unaudited)
Stockholders' equity	(a)	$2,986,648	$2,925,388	$2,865,159
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,450)	(2,683)	(3,101)
Tangible book value	(b)	$2,608,502	$2,547,009	$2,486,362

Total assets	(c)	$24,048,630	$24,229,575	$23,205,022
Less: Goodwill		(375,696)	(375,696)	(375,696)
Other intangible assets (1)		(2,450)	(2,683)	(3,101)
Tangible assets	(d)	$23,670,484	$23,851,196	$22,826,225

Average stockholders' equity		$2,965,655	$2,927,541	$2,864,709
Less: Average goodwill and other intangible assets, net		(378,146)	(378,379)	(378,797)
Average tangible stockholders' equity	(e)	$2,587,509	$2,549,162	$2,485,912

Number of common shares outstanding	(f)	66,972,039	67,200,126	70,034,708

Common equity to assets ratio		12.42%	12.07%	12.35%
Tangible common equity ratio	g=(b)/(d)	11.02%	10.68%	10.89%
Book value per share		$44.60	$43.53	$40.91
Tangible book value per share	h=(b)/(f)	$38.95	$37.90	$35.50

		Three Months Ended
		March 31, 2026	December 31, 2025	March 31, 2025
		(In thousands) (Unaudited)
Net Income		$86,886	$90,517	$69,506
Add: Amortization of other intangibles (1)		223	338	283
Tax effect of amortization adjustments (2)		(66)	(100)	(84)
Tangible net income	(i)	$87,043	$90,755	$69,705

Return on average stockholders' equity (3)		11.88%	12.27%	9.84%
Return on average tangible common equity (3)	j=(i)/(e)	13.64%	14.44%	11.37%

(1) Includes core deposit intangibles and servicing rights
(2) Applied the statutory rate of 29.65%.
(3) Annualized

Adjusted total revenue is calculated by adding net interest income before provision for credit losses and non-interest income excluding net gains and losses from equity and investment securities. Adjusted non-interest expense is non-interest expense excluding amortization of investments in low-income housing and alternative energy partnerships, other real estate owned expenses, amortization of core deposit intangibles and the FDIC special assessment. The Adjusted efficiency ratio is calculated by dividing the Company’s adjusted non‑interest expense by adjusted total revenue. It represents the costs expended to generate a dollar of revenue. The adjusted components exclude items that are non‑operational as well as the amortization of investments in low‑income housing partnerships and alternative energy partnerships. Although this amortization is operational in nature, it is removed to enhance comparability with peers that report these costs within income tax expense under proportional amortization accounting, which the Company has not yet adopted.

		As of
($ In thousands) (Unaudited)		March 31, 2026	December 31, 2025	March 31, 2025
Net interest income before provision for credit losses	a	$194,168	$195,013	$176,639
Non-interest income	b	$20,659	$27,816	$11,204
Net gains/(losses) from equity securities		17,316	9,710	(4,191)
Impairment loss on investment securities		(15,685)	—	—
Adjusted non-interest income	c	$19,028	$18,106	$15,395
Adjusted total revenue	d=c+a	$213,196	$213,119	$192,034

Non-interest expense	e	$86,680	$92,156	$85,656

Amortization of investments in low income housing		6,625	12,500	8,722
Amortization of investments in alternative energy partnerships		115	(1,268)	332
Other real estate owned		1,589	59	244
Amortization of core deposit intangible		218	217	250
FDIC special assessment		(584)	(1,200)	139
Adjusted non-interest expense	f	$78,717	$81,848	$75,969

Efficiency ratio	g=f/(a+b)	40.4%	41.4%	45.6%
Adjusted efficiency ratio	h=f/d	36.9%	38.4%	39.6%

These non-GAAP financial measures should not be considered a substitute for GAAP-basis financial measures. Because non-GAAP financial measures are not standardized, it may not be possible to compare these with other companies that present financial measures having the same or similar names. The Company strongly encourages investors to review its consolidated financial statements in their entirety and to not rely on any single financial measure.